Exhibit 99.2

Consent to Being Named a Prospective Director*

By signing this Directors’ Questionnaire, I hereby consent to being named as a nominee for director in any related materials filed by Interval Leisure Group, Inc. or IAC with the SEC and to serving as a director, if elected.

/s/Gary S. Howard

* Excerpted from Director Questionnaire